Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated May 24, 2006, accompanying the financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Medical Action Industries Inc. on Form 10-K for the year ended March 31, 2006, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ Grant Thornton LLP

New York, New York

October 31, 2006